Exhibit 99

FOR IMMEDIATE RELEASE

February 23, 2004

CenterState Banks of Florida, Inc. Announces

Branch Sale

WINTER HAVEN, FL. – February 23, 2004 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) Ernest S. Pinner, President and Chief Executive Officer, reported that the Company completed the sale of its two Lake County branches to a Lake County bank. These branches are part of the CNB/Pasco bank, which had been operating in five counties. Divesting itself of its Lake County branches, the Pasco bank intends to concentrate its efforts in Pasco, Hernando, Citrus and Sumter Counties, where they have had more successful growth rates.

The sale included $21.5 million of loans, $23.0 million of deposits, real estate and all the fixed assets. The Company will realize a $1.8 million pre-tax gain on the sale during the first quarter of 2004.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with nineteen full service locations and four mini-locations in seven counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc., Allen C. Ewing & Co., or Ryan Beck & Co. For additional information contact James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.